EXHIBIT 99.1

 PNM RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the historical consolidated financial statements and related notes of PNM Resources, Inc. ("PNMR" or the "Company") and TNP Enterprises, Inc. ("TNP").  PNMR completed the acquisition of TNP on June 6, 2005.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2005 gives effect to the following, with the assumption that PNMR's acquisition of TNP was consummated on January 1, 2004:

          the acquisition of TNP by PNMR for approximately $87.6 million in cash and 4,326,337 shares of PNMR common stock based on a price of $20.20 per PNMR common share;

          the repayment in full on June 6, 2005 of all amounts due under the TNP's $112.5 million Amended and Restated Credit Agreement dated as of August 28, 2003 among TNP, Canadian Imperial Bank of Commerce and the several lenders thereunder ("Credit Agreement");

          the redemption on July 6, 2005 of (a) TNP's 14 1/2 % Senior Redeemable Preferred Stock, Series C, (b) TNP's 14 1/2 % Senior Redeemable Preferred Stock, Series D (collectively, "Preferred Stock"), and (c) TNP's 10.25% Senior Subordinated Notes due 2010, Series B ("Senior Notes"); and

          PNMR's financing of the cash portion of the acquisition, including anticipated acquisition costs.

The unaudited pro forma condensed combined balance sheet presents the combined financial position of PNMR and TNP and gives effect to incremental debt necessary to complete the financing of the acquisition of TNP as if PNMR issued the debt on September 30, 2005.

The unaudited pro forma condensed combined financial statements have been prepared based upon currently available information and assumptions that are deemed appropriate by PNMR's management.  The pro forma information is for informational purposes only and is not intended to be indicative of the actual consolidated financial position or consolidated results that would have been reported had the transactions occurred on the dates indicated, nor does the information represent a forecast of the consolidated financial position at any future date or the combined financial results of PNMR and TNP for any future period.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2005
(Unaudited)

	PNMR	Pro Forma		PNMR As
	Historical	Adjustments		Adjusted
	(Note 1)	(Note 4)		For TNP
	(In thousands)
ASSETS
Net utility plant	$2,962,609	$ -		$2,962,609
Other property and investments	453,840	-		453,840

Current assets:
Cash and cash equivalents	147,732	98,820	a	147,732
		(98,820)	b
Accounts receivable, net of allowance	230,241	-		230,241
Inventories, other receivables and current assets	213,186	-		213,186
Total current assets	591,159	-		591,159

Deferred charges and other assets:
Goodwill and other intangible assets	555,411	-		555,411
Regulatory assets	427,090	-		427,090
Other assets and other deferred charges	146,450	1,180	a	147,630
Total deferred charges	1,128,951	1,180		1,130,131
	$5,136,559	$ 1,180		$5,137,739

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock outstanding	$ 798,638	$ (5,500)	a	$ 793,138
Accumulated other comprehensive income	(68,892)	-		(68,892)
Retained earnings	571,678	-		571,678
Total common stockholders' equity	1,301,424	(5,500)		1,295,924

Cumulative preferred stock of subsidiary	11,529	-		11,529
Long-term debt	1,647,077	100,000	a	1,747,077
Total capitalization	2,960,030	94,500		3,054,530

Current liabilities:
Accounts payable	157,286	-		157,286
Accrued expenses and other liabilities	262,025	-		262,025
Short-term debt	474,699	(98,820)	b	375,879
Total current liabilities	894,010	(98,820)		795,190

Deferred credits:
Accumulated deferred income tax and tax credits	452,366	-		452,366
Regulatory liabilities	377,899	-		377,899
Other deferred credits	452,254	5,500	a	457,754
Total deferred credits	1,282,519	5,500		1,288,019
Commitments and Contingencies	-	-		-
	$5,136,559	$ 1,180		$5,137,739

PNM RESOURCES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
(Unaudited)

	PNMR	TNP	Pro Forma		PNMR As
	Historical	Historical	Adjustments		Adjusted
	(Note 1)	(Note 2)	(Note 5)		For TNP
	(In thousands, except per share amounts)
Operating Revenues:
Electric	$ 1,103,648	$ 256,807	$ (32,680)	c	$ 1,328,171
			396	e
Gas	325,752	-	-		325,752
Other	884	-	-		884
Total operating revenues	1,430,284	256,807	(32,284)		1,654,807

Operating Expenses:
Cost of energy sold	848,532	125,548	(32,680)	c	942,333
			933	e
Administrative and general	153,457	66,870	-		220,327
Energy production costs	112,364	-	-		112,364
Depreciation and amortization	96,859	13,236	616	d	110,711
Transmission and distribution costs	50,292	9,111	-		59,403
Taxes, other than income taxes	36,626	11,440	-		48,066
Income taxes	24,776	38	2,797	f	27,611
Total operating expenses	1,322,906	226,243	(28,334)		1,520,815
Operating income	107,378	30,564	(3,950)		133,992

Other Income and Deductions:
Interest and other income	43,459	2,128	-		45,587
Other deductions	(17,567)	(152)	-		(17,719)
Carrying charges on regulatory assets	2,435	(1,407)	-		1,028
Other income taxes	(9,747)	(683)	-		(10,430)
Net other income and deductions	18,580	(114)	-		18,466
Earnings before interest charges	125,958	30,450	(3,950)		152,458

Interest Charges	62,689	28,977	10,696	g	83,580
			(18,782)	h

Preferred Stock Dividend Requirements	2,736	12,103	(12,103)	i	2,736

Net Earnings (Loss)	$ 60,533	$ (10,630)	$ 16,239		$ 66,142

Net Earnings per Common Share:

Basic	$ 0.93				$ 0.96
Diluted	$ 0.92				$ 0.95

Average Common Shares Outstanding	64,972				68,721

Average Common and Common
Equivalent Shares Outstanding	65,769				69,892

The accompanying notes are an integral part of these pro forma financial statements.

PNM RESOURCES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

(1)          PNMR Basis of Presentation

         Historical financial information for PNMR as of and for the nine months ended September 30, 2005 has been derived from PNMR's historical financial statements.

         As discussed in Note 3, on June 6, 2005, PNMR completed the previously announced acquisition of TNP effective at 8:00 AM Central Daylight Time.  The acquisition was accounted for using the purchase method of accounting.  Under this method, the purchase price was allocated to the fair market value of the assets acquired and the liabilities assumed.  The excess purchase price over the fair value of the assets acquired and the liabilities assumed was allocated to goodwill.  As a result, TNP recorded purchase accounting fair value adjustments to assets and liabilities, including deferred assets, regulatory assets and pension and postretirement liabilities.  The purchase accounting entries are reflected on PNMR's historical balance sheet as of the purchase date, June 6, 2005.  PNMR's historical income statement for the nine months ended September 30, 2005, includes results of operations for TNP from June 6, 2005 through September 30, 2005.

(2)          TNP Basis of Presentation

         Historical income statement information for TNP for the period January 1 through June 6, 2005 has been derived from TNP's historical financial statements.  Certain reclassifications have been made to the historical TNP financial statements to conform to the presentation used in PNMR's historical financial statements.  Such reclassifications had no effect on TNP's previously reported income (loss) applicable to common stock.

(3)          TNP Acquisition

On June 6, 2005, PNMR completed the acquisition of TNP.  Prior to the consummation of the acquisition, TNP was a privately-owned holding company based in Forth Worth, Texas.  TNP's principal subsidiaries are Texas-New Mexico Power Company ("TNMP"), a regulated utility operating in Texas and New Mexico, and First Choice Power, L.P. ("First Choice"), a certified retail electric provider operating in Texas.

The agreed-upon purchase price was $189.1 million, subject to certain adjustments which resulted in a payment at closing to SW Acquisition, L.P. ("SW Acquisition") of the estimated purchase price of approximately $175.0 million paid approximately half in cash and approximately half in common stock with the number of shares determined using a value of $20.20 per common share, as provided for in the Stock Purchase Agreement ("SPA"), dated as of July 24, 2004, by and between PNMR and SW Acquisition.

Pursuant to the SPA, PNMR provided SW Acquisition its proposed final purchase price, reflecting a reduction from the estimated purchase price of approximately $37 million.  SW Acquisition has objected to PNMR's proposed final purchase price.  There is a mechanism established in the SPA for resolving disputes regarding the final purchase price.  However, in August 2005, SW Acquisition filed a petition against PNMR in Texas state district court, in which SW Acquisition alleged, among other things, that PNMR had breached the SPA.  The petition seeks a declaration of the parties' rights and duties under the SPA, including the final purchase price, and also seeks

PNM RESOURCES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

damages in an unspecified amount.  In September 2005, PNMR filed an answer to the petition generally denying SW Acquisition's claims and a counterclaim seeking damages for SW Acquisition's breaches of contract including its early termination of the negotiation period provided for in the SPA and its breach of the provisions in the SPA regarding alternate dispute resolution.  PNMR also filed a motion to compel arbitration consistent with the SPA and a motion for a preliminary injunction that would force SW Acquisition to choose an accountant to resolve the purchase price dispute.  The court has scheduled a hearing on the motion to compel arbitration for November 2005.  PNMR believes the SW Acquisition petition is without merit and intends to vigorously defend itself and otherwise protect its rights under the SPA.

(4)          Pro Forma Balance Sheet Adjustments

Following are brief descriptions of the pro forma adjustments to the balance sheet to reflect the acquisition of TNP by PNMR.

a.     Records additional borrowings incurred to fund the acquisition and deferred financing costs incurred to borrow those funds.  The final accounting for the additional borrowings incurred to fund the acquisition is still under review and is subject to change.

b.     Records the repayment of additional borrowings of short-term debt with proceeds from long-term debt.

(5)          Pro Forma Statements of Income Adjustments

Following are brief descriptions of the pro forma adjustments to the statements of income to reflect the acquisition of TNP by PNMR.

As part of the acquisition, PNMR acquired a contractual obligation to purchase power.  In comparing the pricing terms of the contractual obligation against the forward price of electricity in the relevant market, PNMR concluded that the contract was above market.  In accordance with Statement of Accounting Financial Standards No. 141, as amended, "Business Combinations," the contract was recorded at fair value and a deferred liability that will be amortized as a reduction in cost of energy over approximately three years was established.  The amortization matches the difference between the forward price curve and the contractual obligation for each month in accordance with the contract as of the acquisition date.

PNMR also acquired a contractual obligation to sell power to certain commercial and industrial customers.  The valuation was based on the difference between the current market rates charged by the Company compared to the contractual rate embedded in the customer agreement.  As a result of the analysis, the Company determined that its rates for these contractual customers are below market rates and recorded a deferred liability that will be amortized into revenues over the contract life, or approximately three years.  The amortization matches the difference between the retail market rate and the contractual obligation for each month as of the date of acquisition.

PNM RESOURCES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

As part of the overall valuation of First Choice, PNMR determined that it had an intangible asset associated with the customer list purchased as part of the acquisition.  This intangible asset will be amortized on a straight-line basis over eight years.  The other intangible asset acquired in the acquisition of TNP is anticipated to have an indefinite life, and therefore, will be a non-amortizing asset.  Estimated useful lives and amortization periods of property and equipment will be determined as part of the final purchase price allocation and adjusted accordingly.  TNP's largest subsidiary, TNMP, is a regulated utility, therefore, the valuation of the majority of the assets and liabilities will be determined within the context of Statement of Accounting Financial Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," and will not change significantly from their currently reported values.

The unaudited pro forma condensed combined financial statements do not reflect any synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations.  For the nine months ended September 30, 2005, PNMR incurred such acquisition-related costs of approximately $12.1 million.

The computation of pro forma earnings per share includes the effect of 4,326,337 shares of PNMR common stock issued upon acquisition and 3,910,000 shares of PNMR common stock issued on March 30, 2005, as if they were issued on January 1, 2004.

c.      Records the elimination of operating revenues and cost of energy for transactions between PNM and TNMP.

d.     Records amortization of the acquired customer list, discussed above, with an estimated life of eight years.

e.     Records amortization of estimated deferred liabilities, discussed above, with estimated contract lives of three years.

f.      Records the estimated tax effect of the pro forma adjustments.  The estimated tax effect of the amortization of the intangible asset and deferred liabilities was calculated using PNMR's federal statutory rate of 35.0%.  The estimated tax effect of all other items was calculated using PNMR's federal and state statutory rate of 39.59%.

g.     Reflects increase in interest expense comprised of incremental borrowings incurred by PNMR to fund the acquisition, including transaction costs and amortization of deferred finance charges.  The pro forma interest expense arising from the incremental borrowings has been computed using the stated rate of 4.80% on approximately  $247.3 million of senior notes, an assumed rate of one month LIBOR plus 75 basis points on approximately $150.0 million of commercial paper short-term notes under the PNMR commercial paper program, and an assumed rate of 4.80% on approximately $100.0 million of senior notes.  Pro forma interest expense also includes quarterly contract adjustment payments computed using a stated and an assumed rate of 1.95%.

h.     Reflects reduction in interest expense, including amortization of deferred finance charges, to reflect the repayment in full of all amounts due under TNP's  $112.5 million

PNM RESOURCES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

        Credit Agreement, which had an interest rate of approximately 7.5%, and redemption of TNP's 10.25% Senior Notes, using funds described in above in entry "g."

i.       Reflects reduction in dividend requirements to reflect the redemption of TNP's 14 1/2% Preferred Stock, using funds described above in entry "g."